Registration Nos.
333-166165
333-150322
333-143799

As filed with the Securities and Exchange Commission on December 21, 2011.

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________________________________________________

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT FILE NUMBERS
333-166165, 333-150322,
and
333-143799
UNDER
THE SECURITIES ACT OF 1933
________________________________________________________________

BENIHANA INC.
(Exact name of Registrant as Specified in its Charter)
Delaware	65-0538630
(State or other Jurisdiction of Incorporation)	(IRS Employer Identification No.)
8685 Northwest 53rd Terrace Miami, Florida	33166
(Address of principal executive offices)	(Zip code)

Benihana Inc. 2007 Equity Incentive Plan
Benihana Inc. 2003 Directors’ Stock Option Plan
Benihana Inc. 2000 Employees Class A Common Stock Option Plan
Benihana Inc. Amended and Restated Directors’ Stock Option Plan

(Full Title of the Plan)
Cristina L. Mendoza Senior Vice President, General Counsel and Secretary Benihana Inc. 8685 Northwest 53rd Terrace Miami, Florida 33166
(Name and Address of Agent for Service)
(305) 593-6770
(Telephone Number, Including Area Code, of Agent for Service)
copies to:
Gary J. Simon, Esq. Hughes Hubbard & Reed LLP One Battery Park Plaza New York, NY 10004 (212) 837-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☒
Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

DEREGISTRATION OF SECURITIES

Benihana Inc. (“the Registrant”) filed Registration Statement on Form S-8 File Number 333-166165 on April 19, 2010, pursuant to which the Registrant registered an aggregate of 2,000,000 shares of Class A Common Stock, par value $.10 per share (“Class A Common Stock”) and Registration Statement on Form S-8 File Number 333-150322 on April 18, 2008, pursuant to which the Registrant registered an aggregate of 750,000 shares of Class A Common Stock, in each case for issuance under the Benihana Inc. 2007 Equity Incentive Plan.  Of the shares so registered, 2,498,684 shares remain unsold as of the date hereof (including outstanding unvested restricted stock awards which are subject to forfeiture).

The Registrant filed Registration Statement on Form S-8 File No. 333-143799 on June 15, 2007, pursuant to which the Registrant registered 1,023,564 shares of Class A Common Stock, of which the following shares remain unsold as of the date hereof:

(i)      145,000 shares to be issued under the Benihana Inc. 2003 Directors’ Stock Option Plan;

(ii)      67,500 shares to be issued under the Benihana Inc. 2000 Employees Class A Common Stock Option Plan;

(iii)     30,000 shares to be issued under the Benihana Inc. Amended and Restated Directors’ Stock Option Plan.

The Registrant is filing this Post-Effective Amendment No. 1 to the foregoing Registration Statements in connection with an amendment of its certificate of incorporation pursuant to which each share of Class A Common Stock was reclassified as and changed into one share of Common Stock, par value $0.10 per share, effective November 29, 2011.  This Post-Effective Amendment is being filed to deregister the shares of Class A Common Stock which remain unsold, as identified above.  The Registrant is concurrently filing a Registration Statement on Form S-8 to register an equal number of shares of Common Stock to be issued under the respective Plans named above.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 21 day of December, 2011.

BENIHANA INC.
By: /s/ Richard C. Stockinger
Richard C. Stockinger Chairman, Chief Executive Officer and President

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard C. Stockinger and Cristina L. Mendoza, or any of them, acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, in connection with the Registrant’s Registration Statement in the name and on behalf of the Registrant or on behalf of the undersigned as a director or officer of the Registrant, on Form S-8 under the Securities Act of 1933, as amended, including, without limiting the generality of the foregoing, to sign the Registration Statement and any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent or either of them, acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Capacity	Date

/s/ Richard C. Stockinger	December 21, 2011
Richard C. Stockinger
Chairman, Chief Executive Officer and President, and Director

/s/ J. David Flanery	December 21, 2011
J. David Flanery
Chief Financial Officer (principal financial and accounting officer)

/s/ Norman Becker	December 2011
Norman Becker
Director

/s/ Alan B. Levan	December 2011
Alan B. Levan
Director

/s/ Darwin C. Dornbush	December 11, 2011
Darwin C. Dornbush
Director

December 2011
Lewis Jaffe
Director

/s/ Joseph J. West	December 12, 2011
Joseph J. West
Director

/s/ John E. Abdo	December 2011
John E. Abdo
Director

/s/ J. Ronald Castell	December 14, 2011
J. Ronald Castell
Director

/s/ Adam L. Gray	December 13, 2011
Adam L. Gray
Director

/s/ Michael W. Kata	December 13, 2011
Michael W. Kata
Director